EXHIBIT (a)(1)(iii)

Offer to Purchase for Cash
Any and All of the Outstanding
1% Convertible Bonds Due 2005

of

Macronix International Co., Ltd.

Pursuant to the Offer to Purchase
Dated December 24, 2002

CUSIP Numbers: 556103AB5, US556103AB53
CINS Numbers: Y5369AAC8
ISIN Numbers: USY5369AAC81
Common Code Number: 010716705

THE OFFER AND WITHDRAWAL RIGHTS WILL COMMENCE AT 9:00 A.M., NEW YORK TIME,
ON TUESDAY, DECEMBER 24, 2002 AND WILL EXPIRE AT 5:00 P.M., NEW YORK TIME,
ON FRIDAY, JANUARY 24, 2003, UNLESS THE OFFER IS EXTENDED

December 24, 2002

To our clients:

Enclosed for your consideration is an Offer to Purchase dated December 24, 2002 (the “Offer to Purchase”) and the related Letter of Transmittal (which, along with the Offer to Purchase and together with any amendments or supplements to such documents, collectively referred to as the “Offering Materials”) in connection with the offer (the “Offer”) by Macronix International Co., Ltd., a company incorporated in Taiwan, the Republic of China (“Macronix”), to purchase for cash any and all of its outstanding 1% Convertible Bonds Due 2005 (the “Bonds”) at the Repurchase Price described below, upon the terms and subject to the conditions set forth in the Offering Materials. The repurchase price equals 122% of the principal amount of the Bonds (the “Repurchase Price”). The Repurchase Price will equal U.S.$1,220 per U.S.$1,000 principal amount of Bonds tendered. Macronix will also pay interest accrued and unpaid on the tendered Bonds to but excluding February 1, 2003 to holders of record on January 15, 2003, which will be paid on February 3, 2003 through the facilities of The Depository Trust Company (“DTC”). See the Offer to Purchase for definitions of capitalized terms used but not defined herein. On December 23, 2002, Macronix has irrevocably deposited U.S.$88,318,825, which will be sufficient to repurchase all of the Bonds outstanding of approximately U.S.$72,097,000 (which excludes U.S.$8,000,000 principal amount of Bonds purchased by Macronix on December 20, 2002 and expected to be settled on December 31, 2002) and the accrued and unpaid interest thereon to but excluding February 1, 2003, in an escrow account with The Bank of New York.

This material relating to the Offer is being forwarded to you as the beneficial owner of Bonds carried by us for your account or benefit but not registered in your name. A tender of any Bonds may only be made by us as the registered holder and pursuant to your instructions. Therefore, Macronix urges beneficial owners of Bonds registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such registered holder promptly if they wish to tender Bonds pursuant to the Offer. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Bonds held by us for your account.

Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the Bonds held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offering Materials. We urge you to read carefully the Offer to Purchase, the Letter of Transmittal and the other materials provided herewith before instructing us to tender your Bonds.

Your instructions to us should be forwarded as promptly as possible in order to permit us to tender the Bonds on your behalf in accordance with the provisions in the Offering Materials, prior to the expiration of the

Offer.

Please note that tenders of Bonds pursuant to the Offer must be received by the Expiration Date and that the Offer will expire on the Expiration Date unless otherwise extended.

Tenders of Bonds pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, but no consideration shall be payable in respect of the Bonds so withdrawn.

Your attention is directed to the following:

1.
The Repurchase Price equals 122% of the principal amount of the Bonds. The repurchase price will equal U.S.$1,220 per U.S.$1,000 principal amount of Bonds tendered. Macronix will also pay interest accrued and unpaid on the tendered Bonds to but excluding February 1, 2003 to holders of record on January 15, 2003, which will be paid on February 3, 2003 through the facilities of DTC.

2.	The Offer and withdrawal rights will expire at 5:00 p.m., New York time, on Friday, January 24, 2003, unless extended.

3.	The Offer is made for any and all of the outstanding Bonds.

4.
Tendering holders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Bonds by Macronix pursuant to the Offer.

The Offer is being made solely by the Offering Materials and is being made to all holders of the Bonds. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Bonds in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

If you wish to have us tender any or all of the Bonds held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Bonds, all such Bonds will be tendered unless otherwise specified in such instruction form. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER. THE OFFER EXPIRES AT 5:00 P.M., NEW YORK TIME ON FRIDAY, JANUARY 24, 2003, UNLESS EXTENDED.

Very truly yours,

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase dated December 24, 2002 (the “Offer to Purchase”) and the related Letter of Transmittal (which, along with the Offer to Purchase and together with any amendments or supplements to such documents, collectively referred to as the “Offering Materials”) relating to an offer (the “Offer”) by Macronix International Co., Ltd., a company incorporated in Taiwan, the Republic of China (“Macronix”), to purchase for cash any and all of its outstanding 1% Convertible Bonds Due 2005 (the “Bonds”) at the Repurchase Price (as defined in your letter), upon the terms and subject to the conditions set forth in the Offering Materials.

This will instruct you to tender the principal amount of Bonds indicated below (or, if no number is indicated below, the entire principal amount represented by all Bonds) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offering Materials.

Principal Amount of Bonds to be Tendered: U.S.$

SIGN HERE
Signature(s):

Please type or print Name(s):

Address:

Area Code and Telephone Number:

Dated:	, 200

Tax Identification or Social Security Number:

3